Datakey Announces Strategic Concentration on
                     Information Security Solutions Business
          Company Plans to Divest Its Electronic Products Business Unit

MINNEAPOLIS, Feb. 22, 2001 - Datakey, Inc. (Nasdaq: DKEY) today announced that it will strategically focus its business on market opportunities for smart card systems that enable information and transaction security for e-commerce.

Carl Boecher, President and CEO of Datakey, said, "Our Information Security Solutions (ISS) business unit began to yield meaningful revenues in 1998, and has now reached critical mass, with substantial opportunity for future growth worldwide. We have therefore made the strategic decision to focus all of our resources on the aggressive further development of this business unit to provide smart card-based information security technology for OEM's and enterprises. As a result of this strategic decision, we plan to divest our Electronics Products business."

Electronic Products (EP) is the original business that Datakey started in 1976. Since inception, this business has had periods of strong profitablity and positive cash flow, but in recent years the earnings and cash flow of this mature business have declined. EP supplies portable memory devices packaged in key and other token-shaped plastic for a variety of OEM customers' applications. The Company said it is reporting EP as a discontinued operation for the fiscal year ended Dec. 31, 2000, and has recorded a $1,300,000 charge to its fiscal 2000 financial statements.

"Our decision to concentrate our resources on the Information Security Solutions business unit is supported by three important factors," Boecher said. "First, we have proven and established products and systems in our ISS business unit, and a growing pipeline of pilot installations to support strong future revenue growth; second, we have a talented management team that is highly experienced in developing and marketing our technology; and third, the global market for information and data security solutions is large and is growing rapidly. Our momentum in this high-growth smart card-based information security business is evidenced by its recent growth in revenues, which have now exceeded our EP revenues for the past two quarters. This strategic decision makes Datakey a pure play in the high growth information security business," said Boecher.

"Our plan is to operate the EP business in a scaled-back mode, to improve cash flow during the next 12 months, while we entertain offers for the sale of the business. As this process unfolds, we will be dedicating more of our resources to the growth of the ISS unit. As a result, we are eliminating 11 positions in our EP business unit, including the Vice President and General Manager, and reassigning a few others to the ISS unit. We will be working with the 11 people affected to aid them in securing new positions outside the Company," Boecher said. Datakey employs approximately 60 people.

About Datakey, Inc.
Datakey, Inc., is a leading international provider of smart card solutions for PKI. Headquartered in Minneapolis, Minn., the company offers a family of smart card-based information security and digital signature products . Using state-of-the-art cryptographic technology, these products fill growing market needs for secure, smart card-based user authentication and data privacy for business-to-business e-commerce. Datakey's smart card-based information security products play an integral role in any PKI system by providing two-factor security something that is owned (a smart card) and something that is known (a password).

Shares of Datakey's common stock are traded on Nasdaq under the symbol DKEY. You can find more information on the Datakey Web site at www.datakey.com. You can view all Datakey press releases on the Web site, at www.prnewswire.com or via fax by calling Company News On-Call at 1-800-758-5804, ext. 231950.

                                       ###